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 FORM 4
                                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
[ ] Check this box if no                    WASHINGTON, D.C. 20549
    longer subject to
    Section 16. Form 4            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    or Form 5 obligations
    may continue. See
    Instruction 1(b).

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting       |  2. Issuer Name and Ticker or Trading Symbol | 6. Relationship of Reporting Person(s)
   Person*                             |                                              |    to Issuer
                                       |                                              |          (Check all applicable)
Grimalt        Jose                    |     Spanish Broadcasting System, Inc. (SBSA) |   __x__ Director       _____ 10% Owner
--------------------------------------------------------------------------------------|   _____ Officer (give  _____ Other (specify
(Last)        (First)       (Middle)   | 3. IRS or Social     | 4. Statement for      |          title below)         below)
                                       |    Security Number   |    Month/Year         |
         3191 Coral Way                |    of Reporting      |    June 2000          |
---------------------------------------|    Person, if an     |-----------------------|---------------------------------------------
               (Street)                |    entity            | 5. If Amendment,      | 7. Individual or Joint/Group Filing
                                       |    (Voluntary)       |    Date of Original   |    (Check Applicable Line)
                                       |                      |    (Month/Year)       |   __x__Form filed by One Reporting Person
                                       |                      |                       |   _____Form filed by More than One Reporting
Miami,            FL           33145   |                      |                       |        Person
------------------------------------------------------------------------------------------------------------------------------------
(City)          (State)          (Zip) |      Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                   | 2. Transaction| 3. Transaction| 4. Securities Acquired(A)| 5. Amount of|6. Owner-|7. Nature
   (Instr. 3)                          |    Date       |    Code       |    or Disposed of (D)    | Securities  |   ship  | of
                                       |               |    (Instr. 8) |    (Instr. 3, 4 and 5)   | Beneficially| Form:   | Indirect
                                       | (Month/Day/   |               |                          | Owned at End| Direct  | Bene-
                                       |   Year)       | --------------|--------------------------| of Month    | (D) or  | ficial
                                       |               |       |       | Amount | (A)  |  Price   | (Instr. 3   | Indirect| Owner-
                                       |               |  Code | V     |        |  or  |          |   and 4)    | (I)     | ship
                                       |               |       |       |        | (D)  |          |             |(Instr.4)|(Instr.4)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction 4(b)
  (v).

                                                                          (Over)





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
FORM 4 (CONTINUED)       TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1.Title of Derivative Security | 2. Conversion| 3. Transaction| 4. Transaction| 5. Number of | 6. Date Exer-   | 7. Title and Amount
  (Instr. 3)                   | or Exercise  | Date          |   Code        | Derivative   | cisable and     | of Underlying
                               | Price of     |(Month/Day     |               | Securities   | Expiration Date | Securities
                               | Derivative   | Year)         |  (Instr. 8)   | Acquired (A) | (Month/Day/Year)| (Instr. 3 and 4)
                               | Security     |               |               | or Disposed  |                 |
                               |              |               |               | of (D)       |--------------------------------------
                               |              |               |               | (Instr. 3,   | Date    | Expir-|        | Amount or
                               |              |               |               |  4, and 5)   | Exer-   | ation |  Title | Number of
                               |              |               |---------------|--------------| cisable | Date  |        | Shares
                               |              |               | Code  |   V   | (A)  |  (D)  |         |       |        |
------------------------------------------------------------------------------------------------------------------------------------
Class B Common Stock           |     [-]      |  6/06/00      |   D   |       |      |10,000 |Immed-   | none  | Class A| 10,000
                               |              |               |       |       |      |  (1)  |iately   |       | Common |
                               |              |               |       |       |      |       |         |       | Stock  |
                               |              |               |       |       |      |       |         |       |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|-------|--------|-----------
                               |              |               |       |       |      |       |         |       |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|-------|--------|-----------
                               |              |               |       |       |      |       |         |       |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|-------|--------|-----------
                               |              |               |       |       |      |       |         |       |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|-------|--------|-----------
                               |              |               |       |       |      |       |         |       |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|-------|--------|-----------
                               |              |               |       |       |      |       |         |       |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|-------|--------|-----------
                               |              |               |       |       |      |       |         |       |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|-------|--------|-----------
 8. Price of  | 9. Number of   |  10. Ownership    | 11. Nature of |
   Derivative |   Derivative   |     Form of       |    Indirect   |
   Security   |   Securities   |     Derivative    |    Beneficial |
   (Instr. 5) |   Beneficially |     Security;     |    Ownership  |
              |   Owned at End |     Direct (D) or |    (Instr. 4) |
              |   of Month     |     Indirect (I)  |               |
              |   (Instr. 4)   |     (Instr. 4)    |               |
-------------------------------------------------------------------|
              |  501,650       |       D           |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|

Explanation of Responses:
(1) Represents 10,000 shares of Class B Common Stock transferred as a gift to Reporting Person's daughter.

                                                                         /s/ Jose Grimalt                            7/06/00
                                                                      ------------------------------------        -----------------
                                                                         **Signature of Reporting Person          Date



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
